DOMINION CAPITAL, INC. AND KEY SUBSIDIARIES


     Dominion Capital, Inc. [identified as "Dominion Capital Holding" on financials], a Virginia corporation ("DCI"), is a diversified financial services holding company whose principal assets are financial services companies. DCI's other holdings include land development and management subsidiaries and a limited partnership interest in a Louisiana hydroelectric project, Vidalia Hydroelectric.

     DCI's largest subsidiary is Dominion Capital Financial, Inc., a Virginia corporation ("DCFI"), which is a holding company for DCI's financial services subsidiaries. DCFI's subsidiaries include (1) Dominion Mortgage Services, Inc., a Virginia corporation, which owns various subsidiaries that originate, purchase, securitize and service residential home equity and mortgage loans; (2) Virginia Financial Ventures, Inc., a Virginia corporation which holds an interest in a national finance company that provides senior debt financing on a cash flow or asset-based lending basis to middle-market companies needing funds to expand, recapitalize or undertake buyouts; (3) Dominion Capital Ventures Corporation, a Virginia corporation whose subsidiaries are engaged in an integrated merchant banking and asset management business specializing in originating, structuring and syndicating complete financial instruments and solutions for middle-market companies for leveraged buyouts, recapitalizations, acquisitions and growth, and in acquiring and managing positions in leveraged senior debt and high yield transactions; (4) OptaCor Financial Services Company, a Virginia corporation that originates and services unsecured loans primarily to members of professional groups and organizations; (5) Dominion Venture Investments, Inc., a Virginia corporation whose subsidiaries engage in the financing of small and mid-sized independent oil and natural gas producers in order to facilitate the acquisition, recapitalization, refinancing and development of domestic onshore and offshore oil and gas properties; (6) Edgen, Inc., a Delaware corporation whose subsidiaries own a planned waterfront community in Texas and provide real estate brokerage services for such project;
(7) Dominion Land Management Company, a Virginia corporation whose subsidiaries manage the development and sale of planned community real estate assets; (8) Stanton Associates, Inc., a Virginia corporation whose subsidiaries own various real estate assets including shopping centers and an air cargo facility; and (9) Rincon Securities Inc., a New York corporation whose assets consist of a high-grade preferred stock portfolio.

     Vidalia Audit, Inc., a Virginia corporation, is a DCI subsidiary that acts as the audit company for the Vidalia hydroelectric project on the Mississippi River in Louisiana.

     Louisiana Hydroelectric Capital Corporation, a Virginia corporation, is a DCI subsidiary that acts as an investment company. Its only asset is a 9.93% owner participation in the Sydney A. Murray Hydroelectric plant.

     Dominion Lands, Inc., a Virginia corporation, is a DCI subsidiary whose subsidiaries own and develop various residential real estate developments in Virginia and North Carolina.



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                   DOMINION ENERGY, INC. AND KEY SUBSIDIARIES


     Dominion Energy, Inc., a Virginia corporation ("DEI"), is an energy services holding company. DEI's business is divided among three principal lines of business: domestic power generation, foreign power generation, and oil and gas exploration and development.

     DEI subsidiaries engaged in domestic power generation include (1) Dominion Cogen, Inc., a Virginia corporation that engages in cogeneration activities; (2) Dominion Energy Services, Inc., a Virginia corporation which operates and provides maintenance services for nonutility domestic power projects; (3) Dominion Cogen NY, Inc., a Virginia corporation engaged in cogeneration projects in the State of New York; (4) Dominion Cogen WV, Inc., a Virginia corporation engaged in cogeneration projects in the State of West Virginia; (5) Dominion Kincaid, Inc., a Virginia corporation whose subsidiary operates a 1,108 MW coal-fired power plant in the State of Illinois; (6) Dominion Elwood, Inc., a Delaware corporation that owns a 50% interest in an entity that owns a power plant in the State of Illinois; and (7) Dominion Energy Construction Company, a Virginia corporation that acts as general contractor for the Kincaid power plant.

     DEI subsidiaries engaged in foreign power generation include (1) Dominion Generating S.A. ("DGSA"), an Argentine corporation engaged in electric power generation in Argentina; (2) Dominion Management Argentina, S.A. ("DMASA"), an Argentine corporation providing operation and maintenance services for electric power production in Argentina; (3) Dominion Energy Central America, Inc. ("DECA"), a Belize corporation whose subsidiary engages in hydroelectric power generation in Belize; (4) Inversiones Dominion Bolivia S.A. ("IDB"), a Bolivian corporation that owns a 50% interest in an entity that engages in hydroelectric power production in Bolivia; and (5) Dominion Holdings Peru S.A.C. ("DHP"), a Peruvian corporation whose subsidiaries engage in hydroelectric power generation in Peru.

     DEI subsidiaries engaged in oil and gas activities include (1) Dominion Reserves, Inc., a Virginia corporation whose subsidiaries engage in oil and gas exploration and production primarily in the States of West Virginia and Michigan; (2) Dominion Black Warrior Basin, Inc., an Alabama corporation engaged in methane gas production; (3) Dominion Reserves-Utah, Inc., a Utah corporation engaged in methane gas production in Utah; (4) Carthage Energy Services, Inc., a Michigan corporation engaged in gas marketing; (5) Dominion Canada Holding
Company,   Inc.,  a  Canadian  corporation  whose  subsidiaries  engage  in  gas exploration and production in Canada; and (6) Dominion San Juan, Inc., a Virginia corporation whose subsidiary holds oil and gas investments.